UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
AMENDMENT NO. 1
TO
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
October 20, 2005
Date of Report (Date of earliest event reported)
Matria Healthcare, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-20619	20-2091331

(Commission File Number)	(IRS Employer Identification No.)

1850 Parkway Place, Marietta, GA	30067

(Address of Principal Executive Offices)	(Zip Code)
770-767-4500
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     * Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     * Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     * Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     * Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
     On October 20, 2005 the Registrant issued a press release announcing earnings for the quarter ended September 30, 2005. A copy of the press release announcing the third quarter 2005 earnings is attached as Exhibit 99.1.
     The attached press release includes a presentation of earnings from continuing operations and diluted earnings (loss) per share from continuing operations, excluding certain unusual items, for the nine months ended September 30, 2004. Such measures are not measures of financial performance under GAAP and should not be considered as alternatives to earnings from continuing operations and diluted earnings (loss) per share from continuing operations, as computed under GAAP for the applicable periods. The Company considers earnings from continuing operations and diluted earnings (loss) per share from continuing operations, to be the most comparable GAAP measures and the Company has presented reconciling information in the press release.
     The non-GAAP measures described above exclude the costs associated with repurchasing $120 million in aggregate principal amount of the Company’s 11% Series B Senior Notes due 2008 and the gain from the sale of substantially all of the assets of the Company’s Pharmacy and Supplies Business. Management uses earnings measures adjusted to exclude such items as part of its evaluation of the performance of the Company. The Company believes that these measures provide useful information to investors because the items that are excluded relate to unusual events that resulted in a significant impact and are not likely to recur regularly or in predictable amounts and, consequently, presenting net earnings and earnings per share, excluding such unusual items, is meaningful supplemental information for investors.
Item 9.01. Financial Statements and Exhibits
(c)      Exhibits
     The following exhibit is furnished herewith:
     99.1      Press Release, dated October 20, 2005

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Matria Healthcare, Inc.
By:	/s/ Parker H. Petit
Parker H. Petit
Chairman and Chief Executive Officer

Dated: October 21, 2005

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits
99.1	Press Release, dated October 20, 2005.